     As filed with the Securities and Exchange Commission on July 23, 1998
                                                       Registration No. 333-
     -----------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           THE COSMETIC CENTER, INC.
                           -------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                              -------------------
                            (State of incorporation)

                                   52-1266697
                               ---------------
                      (I.R.S. employer identification no.)

                            8700 Robert Fulton Drive
                            Columbia, Maryland 21046
                   --------------------------------------
              (Address of principal executive offices) (Zip code)

                The Cosmetic Center, Inc. 1997 Stock Option Plan
     The Cosmetic Center, Inc. Amended and Restated 1991 Stock Option Plan
  ----------------------------------------------------------------------------
                           (Full title of the plans)

                              Steven R. Isko, Esq.
                   Senior Vice President and General Counsel
                            8700 Robert Fulton Drive
                            Columbia, Maryland 21046
                                 (410) 309-4600
                      --------------------------------
           (Name, address and telephone number, including area code,
                             of agent for service)

                        CALCULATION OF REGISTRATION FEE
=================== ============ ================ ================= ============
Title of Securities Amount to be Proposed Maximum Proposed Maximum  Amount of
to be Registered    Registered   Offering Price   Aggregate         Registration
                                 Per Share (1)(2) Offering Price(2) Fee
=================== ============ ================ ================= ============
Class C Common          3,000(3)     $ 4.00       $   12,000.00      $    4
Stock par value        20,000(3)      15.12          302,400.00          90
par value $.01         20,000(3)      21.17          423,400.00         125
per share              20,000(3)       9.62          192,400.00          57
                       15,000(3)       7.70          115,500.00          35
                        6,700(3)       7.00           46,900.00          14
                        5,011(3)       6.60           33,072.60          10
                        3,760(3)       4.53           17,032.80           6
                        1,879(3)       4.12            7,741.48           3
                        5,011(3)       6.32           31,669.52          10
                      119,500(3)       5.125         612,437.50         181
                       25,000(3)       2.125          53,125.00          16
                      100,000(3)       2.50          250,000.00          74
                        5,000(3)       2.325          11,625.00           4
                        3,500(3)       4.63           16,205.00           5
                      220,500(3)       3.125         689,062.50         204
                      250,000(3)       3.50          875,000.00         259
                      276,500(3)       2.50          691,250.00         204


                                         Total:                      $1,301
===============================================================================
(1) Calculated in accordance with Rules 457 (c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee.
(2)  Estimated solely for the purpose of calculating the registration fee.

(3) This registration statement also relates to such indeterminate number of additional Class C Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions and, pursuant to Rule 416(c), an indeterminate number of interests in The Cosmetic Center, Inc. 1997 Stock Option Plan and The Cosmetic Center, Inc. Amended and Restated 1991 Stock Option Plan.

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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

* Information required by Part I to be contained in a Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by the registrant, The Cosmetic Center, Inc., a Delaware corporation (the "Company"), are incorporated by reference in this Registration Statement:

         (1) The description of the Class C Common Stock, par value $.01 per share, of the Company (the "Class C Common Stock") contained under the caption "Description of Cosmetic Capital Stock" in the Company's Registration Statement on Form 8-A filed with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on February 25, 1997.

         (2) Annual Report on Form 10-K of the Company for the fiscal year ended December 27, 1997 filed with the Commission pursuant to the Exchange Act.

         (3) Quarterly Report on Form 10-Q of the Company for the quarter ended March 28, 1998 filed with the Commission pursuant to the Exchange Act.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The legality of the shares of Class C Common Stock to be issued in connection with this Registration Statement will be passed upon by Steven R. Isko, Esq., General Counsel of the Company.

         The financial statements of The Cosmetic Center, Inc. as of December 27, 1997 and for each of the years in the three-year period ended December 27, 1997 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Set forth below is a description of certain provisions of the Delaware General Corporation Law (the "DGCL"), as well as the Amended and Restated By-Laws of the Company, as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the DGCL and to the Amended and Restated By-Laws which are incorporated herein by reference.

         Article X of the Amended and Restated By-Laws provides for indemnification of officers and directors of the Company on the same basis as
Section 145 of the DGCL. Section 145 of the DGCL provides, in general, that each director and officer may be indemnified against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless a court determines otherwise.

         Furthermore, Article Fifth of the Company's Amended and Restated Certificate of Incorporation eliminates the personal liability of directors to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
Section 102 of the DGCL permits a Company's certificate of incorporation to contain these provisions. In addition, Article X, Section 8 of the Amended and Restated By-Laws provides that the Company may purchase insurance on behalf of any person who is or was a director or officer of the Company, or who is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of Article X of the Amended and Restated By-Laws.

         The Company has in effect a directors and officers liability insurance policy under which the directors and officers of the Company are insured against losses arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers of the Company, subject to certain exclusions.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

         3.1 Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3(i) to the Quarterly Report on Form 10-Q for the quarterly period ended June 27, 1997 of the Company).

         3.2 Amended and Restated By-Laws of the Company (Incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-K for the fiscal year ended December 27, 1997 of the Company).

         4.1 The Cosmetic Center, Inc. Amended and Restated 1991 Stock Option Plan.

         4.2  The Cosmetic Center, Inc. 1997 Stock Option Plan.

         5 Opinion of Steven R. Isko, Esq., General Counsel of the Company, regarding the legality of the securities being registered.

         23.1 Consent of KPMG Peat Marwick LLP, independent certified public accountants.

         23.2 Consent of Steven R. Isko, Esq. (contained in the opinion filed as
              Exhibit 5 hereto).

         24.1 Powers of Attorney.


ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

              (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on this 28th day of July, 1998.


                                            THE COSMETIC CENTER, INC.
                                            (Registrant)


                                            By: /s/ Dwight W. Crawley
                                               --------------------------------
                                               Dwight W. Crawley

                                               Senior Vice President and
                                               Chief Financial Officer
                                               (Principal Accounting
                                               Officer)


         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                    TITLE                           DATE


           *                 Chairman of the Board and         July 28, 1998
--------------------------   Director
Jerry W. Levin

 /s/ Mary Elizabeth Burton
--------------------------   President and Chief Executive     July 28, 1998
Mary Elizabeth Burton        Officer and Director
                             (Principal Executive Officer)

/s/ Dwight W. Crawley        Senior Vice President and Chief   July 28, 1998
--------------------------   Financial Officer
Dwight W. Crawley            (Principal Financial Officer and
                             Principal Accounting Officer)


          *                  Vice Chairman of the Board and    July 28, 1998
--------------------------   Director
William J. Fox


          *                  Vice President and Director       July 28, 1998
--------------------------
Wade H. Nichols III


          *                  Director                          July 28, 1998
--------------------------
Donald G. Drapkin


          *                  Director                          July 28, 1998
--------------------------
Richard Halperin


          *                  Director                          July 28, 1998
--------------------------
George Fellows

          *                  Director                          July 28, 1998
--------------------------
David N. Dinkins

          *                  Director                          July 28, 1998
--------------------------
Harvey Rosenthal


         *Robert K. Kretzman, by signing his name hereto, does hereby execute this Registration Statement on Form S-8 on behalf of the directors and officers of the Registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and officers and filed as exhibits to the Registration Statement on Form S-8.


                                           By /s/ Robert K. Kretzman
                                              --------------------------------
                                              Robert K. Kretzman
                                              Attorney in Fact

                                 EXHIBIT INDEX


   Exhibit No.                  Description of Exhibit
   -----------                  ----------------------

       4.1     The Cosmetic Center, Inc. Amended and Restated 1991 Stock Option
               Plan.

       4.2     The Cosmetic Center, Inc. 1997 Stock Option Plan.

       5 Opinion of Steven R. Isko, Esq., General Counsel of the Company, regarding the legality of the securities being registered.

      23.1 Consent of KPMG Peat Marwick LLP, independent certified public accountants.

      23.2 Consent of Steven R. Isko, Esq. (contained in the opinion filed as Exhibit 5 hereto).

      24.1     Powers of Attorney.